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                                                                     Exhibit 5.1



                    [Letterhead of Willkie Farr & Gallagher]









June 8, 1998



NEXTLINK Communications, Inc.
155 108th Avenue N.E., 8th Floor
Bellvue, WA 98004




         Re:  $335,000,000 9% Senior Notes due 2008
              Exchange Offer


Ladies and Gentlemen:

         We have acted as counsel for NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on May 29, 1998 of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for $335,000,000 aggregate principal amount of the Company's 9% Senior Notes due 2008 (the "Old Notes"), of $335,000,000 aggregate principal amount of the Company's 9% Senior Notes due 2008 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated as of March 3, 1998 as supplemented by a First Supplemental Indenture dated as of June 3, 1998 (the "Indenture"), between the Company and The United States Trust Company, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture or in the Purchase Agreement, dated as of February 26, 1998, among the Company, Salomon Brothers Inc and TD Securities (USA) (the "Initial Purchasers").

         In that connection, we have examined originals, or copies certified or otherwise identified to our

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satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture, the Exchange and Registration Rights Agreement, dated as of March 3, 1998 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, the form of the New Notes and the Registration Statement.

         In rendering the opinions contained herein, we have assumed (a) the due authorization, execution and delivery of each of the Indenture, the Registration Rights Agreement and the New Notes by each of the parties thereto, (b) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

         Based on the foregoing, we are of the opinion that the New Notes, when duly issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Registration Rights Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

         We do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America.

         We know that we may be referred to as counsel who has passed upon the legality of the issuance of the New Notes on behalf of the Company in the Registration Statement filed with the Commission, and we hereby consent to such use of our name in said Registration Statement and to the filing of this opinion with said Registration Statement as Exhibit 5.2 thereto.

Very truly yours,



/s/ Willkie Farr & Gallagher